Contact:
Ever-Glory International Group, Inc	CCG Investor Relations
Ms. Emily Yan Guo, Chief Financial Officer	Crocker Coulson, President
Phone: +86-25-52096222	Phone: +1-646-213-1915 (New York)
Email: emily@ever-glory.com	E-mail: crocker.coulson@ccgir.com
Web: www.ccgir.com

Ms. Angel Zhang, Vice President of Finance
Phone: +1-646-385-5222
E-mail: angelzhang@ever-glory.com.cn

For Immediate Release

Ever-Glory Reports Second Quarter 2008 Financial Results

Nanjing, China – August 4, 2008 – Ever-Glory International Group, Inc. (AMEX:EVK) (“Ever-Glory”, the “Company”), a leading apparel manufacturer and apparel supplier in the People's Republic of China (“PRC”), announced its financial results for the second quarter ended June 30, 2008.

Second Quarter 2008 Highlights

•	Total net sales increased 70.7% year-over-year to $24.1 million
•	Gross profit increased 94.5% year-over-year to $4.4 million
•	Gross margin improved to 18.1% from 15.9% a year ago
•	Operating income increased 91.1% to $2.2 million
•	Operating margin improved to 9.2% from 8.2% a year ago
•	Net income increased 31.4% year-over-year to $1.3 million
•	Qualified to become manufacturing partner of Country Road, a major Australian retail chain
•	Approved for listing on the American Stock Exchange

Second Quarter 2008 Results

For the second quarter of 2008, total net sales increased 70.7% to $24.1 million from $14.1 million in the same quarter in 2007. The increase in sales primarily resulted from overall increases in sales to customers in Europe, Japan and China, where sales grew 80%, 103% and 118%, respectively, from the prior year. Sales to customers in the U.S. increased by 18%, as the Company adjusted its customer structure and moved away from lower-cost products and toward top-quality, upper-end products. Sales from the company’s new branded retail division, launched in early 2008, accounted for 1% of net sales during the quarter.

“We achieved solid top line growth during the second quarter, particularly in our European and Asian markets,” said Mr. Edward Yihua Kang, Chairman and Chief Executive Officer of Ever-Glory. “We also improved efficiencies and product mix and increased value-added service offerings, which helped to improve our gross margin substantially, despite the continued appreciation of the Chinese renminbi and rising labor costs.”

Gross profit during the second quarter of 2008 increased 94.5% to $4.4 million, up from $2.2 million in the second quarter of 2007. Gross profit as a percentage of sales increased from 15.9% in the second quarter of last year to 18.1% of sales in the second quarter of 2008. The increase in gross margin was attributed to better control of manufacturing overhead, improved production efficiency and higher margins from customers in Japan, the U.S. and China, where the Company has increased the proportion of higher-end products relative to lower cost products.

Selling expenses increased to $0.4 million from $0.1 million the prior year, as the Company incurred higher travel, marketing and export expenses associated with its international sales force, and greater marketing expenses to promote its La Go Go retail stores.

General and administrative expenses increased to $1.8 million in the second quarter of 2008 from $0.9 million in the same period of 2007. This increase was primarily related to higher payroll expenses from the expansion of the business, higher depreciation expense on office facilities and increased public company expenses.

Operating income was $2.2 million, or 9.2% of sales, an increase of 91.1% from $1.2 million, or 8.2% of sales, in the same quarter of 2007.

Interest expenses for the second quarter were $0.6 million, compared to $0.1 million in the same quarter as last year. The increase was primarily related to $0.5 million in non-cash charges from the convertible notes issued in August 2007.

For the second quarter of 2008, net income was $1.3 million, compared with net income of $1.0 million, in the same quarter of 2007. Excluding the $0.5 million in non-cash interest expense associated with the convertible notes, net income would be $1.8 million, up 79.3% from $1.0 million a year ago.

Diluted earnings per share were nil, compared with $0.10 per diluted share in the second quarter of fiscal 2007. The calculation of diluted earnings per share for the second quarter of 2008 includes all shares issuable upon conversion of the Company’s convertible notes and warrants and thus reduces net income by $1.4 million of unamortized discount and issuance costs, which would be realized upon conversion of the convertible notes and warrants.

Six Month 2008 Results

Total sales for the first six months of 2008 were $43.8 million, up 43.6% from sales of $30.5 million during the same period the prior year. Gross profit was $8.1 million, or 18.4% of sales, up 74.4% from $4.6 million, or 15.2% of sales, in the first half of 2007. Operating income was $4.4 million, or 10.1% of sales, up 70.4% from $2.6 million, or 8.5% of sales, in the first half of 2007. Net income for the first six months of 2008 was $2.5 million, compared to net income of $2.3 million in the same period a year ago. Diluted earnings per share were $0.10, compared with $0.22 per diluted share in the same period a year ago. The calculation of diluted earnings per share for the first six months of 2008 includes all shares issuable upon conversion of the Company’s convertible notes and warrants and thus reduces net income by $1.4 million of unamortized discount and issuance costs, which would be realized upon conversion of the convertible notes and warrants.

Financial Condition

As of June 30, 2008, the Company had $1.6 million in cash and cash equivalents. Working capital stood at $11.0 million, and bank loans totaled $5.8 million at quarter end. As of June 30, 2008, stockholders’ equity stood at $25.1 million.

Recent Events

In June 2008, the Company announced it passed a manufacturing quality evaluation by Li & Fung Trading Group, the importing agency for Country Road Limited (''Country Road''), a well-respected Australian retail chain. The affirmative evaluation allows Ever-Glory to begin cooperating with Country Road in the future. The evaluation process focused on Ever-Glory's manufacturing quality and employee working environment, as required by Country Road.

On July 16, 2008, the Company’s common stock began trading on the American Stock Exchange market under the trading symbol “EVK.”

As of July 31, 2008, the Company opened 44 La Go Go-branded retail stores in 22 major cities across China.

Business Outlook

For the 2008 fiscal year, the Company continues to expect revenues of $90 to $100 million and net income of $8.0 million to $8.6 million, excluding the impact of non-cash charges related to the Company’s convertible notes and warrants.

“We have made great progress in our branded and retail expansion strategy in China during the first half of 2008, and we look forward to furthering that success in the second half of the year,” Mr. Kang said. “We have already opened 44 La Go Go retail stores this year, and we are on track to achieve our goal of between 80 and 100 La Go Go stores in China in 2008,” Mr. Kang continued. “We remain optimistic about La Go Go’s prospects, and we believe our retail business could account for 4% to 5% of total revenues for the full fiscal year.”

“As for our manufacturing operations, our increased focus on making and selling products to the high end of the market helped us to expand our gross margins during the quarter, and we expect to see similar results continue through 2008,” noted Mr. Kang.

Conference Call

The company will host a conference call at 8:30 a.m. EDT on Monday, August 4, 2008, to discuss its financial results for the second quarter ended June 30, 2008. To participate in the event by telephone, please dial (888) 481-7939 five to 10 minutes prior to the start time (to allow time for registration) and reference passcode 61058068. International callers should dial (617) 847-8707 and enter the same conference ID number. A digital replay of the call will also be available on Monday, August 4 at approximately 11:00 a.m. EDT, through Monday, August 11 at midnight EDT. Dial (888) 286-8010 and enter the conference ID number 62784347. International callers should dial (617) 801-6888 and enter the same conference ID number.

The conference call will also be webcast live over the Internet and can be accessed by all interested parties at the company’s Web site, www.everglorygroup.com.

To monitor the live webcast, please visit this Web site at least 15 minutes prior to the start of the call to register, download, and install any necessary audio software. An audio replay of the event will be archived on Ever-Glory’s Web site for 90 days.

Restatement of Financial Results

The financial statements for the three-month and six-month periods ended June 30, 2007, have been restated to reflect the acquisition of Nanjing Catch-Luck Garments Co., Ltd. (“Catch-Luck”), on August 27, 2007, to record the assets and liabilities of Catch-Luck at their carrying values rather than their fair-market values at the time of the acquisition.

About Ever-Glory International Group, Inc.
Ever-Glory International Group is a U.S. publicly traded company. As the first Chinese apparel company listed on the American Stock Exchange, Ever-Glory is not only a leading apparel manufacturer but also an apparel supplier to well-known, middle- to high-grade casual, outerwear and sportswear. Ever-Glory has strategic business partners in regions including China, Japan, Europe and the U.S. The Company conducts business with well-known garment retail chains and some famous international brands. The Company's U.S. headquarters is based in Los Angeles, California, although Ever-Glory also has four subsidiaries, Goldenway Nanjing Garments Co. Ltd., Nanjing New-Tailun Garments Co., Ltd. Nanjing Catch-Luck Garments Co., Ltd. and Shanghai La Go Go Fashion Company Limited. In 2007, 57% of the Company’s total sales revenue came from customers in Europe, 16% from Japan, 21% from the United States and 6% from within China. For more information about Ever-Glory International Group, please visit http://www.everglorygroup.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: This press release contains certain "forward-looking statements," as defined in the United States Private Securities Litigation Reform Act of 1995, that involve a number of risks and uncertainties. There can be no assurance that such statements will prove to be accurate and the actual results and future events could differ materially from management's current expectations Such factors include, but are not limited to, the company’s ability to accurately complete product orders, coordinate product design with its customers, ability to expand and grow its distribution channels, political and economic factors in the People’s Republic of China, the company’s ability to find attractive acquisition candidates and/or joint venture partners, the performance of third parties with whom the company does business, dependence on a limited number of larger customers and other factors detailed from time to time in the Company's filings with the United States Securities and Exchange Commission and other regulatory authorities. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. For additional information and a copy of the company’s complete financial statements and accompanying footnotes for the second quarter of 2008, readers should refer to the company’s Form 10-Q as filed with the Securities and Exchange Commission, which can be accessed at www.sec.gov.